SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 15, 2012

ABSOLUTE LIFE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53446	71-1013330
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

45 Broadway, 6th Floor

New York, NY 10006

(Address of principal executive offices)

(212) 201-4070

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 8.01 Other Events.

Reference is made to the information reported in Item 1.01 of the Company’s Current Report on Form 8-K filed on August 2, 2012, which refers to, among other things, to certain Loans made to the Company, each of which had a Maturity Date of October 31, 2012 and each was secured by the assets of the Company.

The Company has reached with the agent of the Lenders regarding the satisfaction of the outstanding balance of the Loans, under the terms of a Loan Satisfaction Agreement, a copy of which is annexed hereto. Such Agreement will result in the disposition of all or substantially all of the life insurance policies (and proceeds thereof) currently held by the Company to the Lender or an affiliate of the Lender.

The Company will retain certain other assets including certain working capital, furniture and fixtures, and its interest in its subsidiary Infinity Augmented Reality, LLC which is actively enagaged in the development of software applications which will utilize Augmented Reality .

AS a result of the foregoing, the Company is no longer engaged in its prior primary activity as a specialty financial services company primarily engaged in the acquisition of life settlement transactions.

The foregoing summary of the terms of the Loan Satisfaction Agreement are qualified in the entirety by reference to the terms of that Agreement, a copy of which is included as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.17	Loan Satisfaction Agreement

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  November 19, 2012

ABSOLUTE LIFE SOLUTIONS, INC.

By:	/s/ Joshua Yifat
Joshua Yifat
Treasurer and Chief Financial Officer